EXHIBIT 11
----------

                               TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

                                                 Total Number    Three Months Ended
                                                   Of Shares       March 31, 2003
                                                 ------------    ------------------
Outstanding shares as of January 1, 2003         148,725,141       148,725,141


                                                  ----------        ----------

Total Weighted Average Shares Outstanding        148,725,141       148,725,141
                                                 ===========       ===========


Net Loss                                                           $  (599,319)
                                                                    ==========
Net Loss per common share (1)                                      $    (0.004)



(1) The effect of common stock options and warrants are excluded from diluted earnings per share as their inclusion would be anti-dilutive for the three month period ended March 31, 2003




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